Exhibit 99.1

News Release

CONTACT:

Monica Marmie

Marketing Communications Manager

(408) 565-7689

monical@magma-da.com

Magma Design Automation to Submit Option Exchange Program for Stockholder Approval

SANTA CLARA, Calif., April 21, 2005 – Magma® Design Automation Inc. (Nasdaq: LAVA), a provider of semiconductor design software, today announced that its board of directors has authorized the company to seek stockholder approval of an option exchange program designed to promote employee retention and reward contributions to stockholder value. Under the program, the company will offer to exchange outstanding options to purchase common stock at exercise prices greater than or equal to $10.50 for a smaller number of new options at an exercise price equal to fair market value on the date of grant, expected to be in August. Directors and executive officers will not be eligible to participate in this option exchange program.

Approximately 6.1 million options are eligible for exchange, and an aggregate of approximately 4.3 million new options may be issued if all are surrendered in the program. The exercise prices of outstanding options that are eligible for the program range from $10.50 to $30.28 per share, and these options are held by approximately 554 employees. Replacement options will have a five-year term and new vesting schedules, varying from 24 months to 48 months, based on the length of time the employee has been with the company.

The company expects to solicit stockholder approval of the program at a special meeting of stockholders.

About Magma

Magma provides leading software for designing highly complex integrated circuits while maximizing Quality of Results with respect to area, timing and power, and at the same time reducing overall design cycles and costs. Magma provides a complete RTL-to-GDSII design flow that includes prototyping, synthesis, place & route, and signal and power integrity chip design capabilities in a single executable, offering “The Fastest Path from RTL to Silicon”™. Magma’s software also includes products for advanced physical synthesis and architecture development tools for programmable logic devices (PLDs); capacitance extraction; and characterization and modeling. The company’s stock trades on Nasdaq under the ticker symbol LAVA. Visit Magma Design Automation on the Web at www.magma-da.com.

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Magma is a registered trademark and “The Fastest Path from RTL to Silicon” is a trademark of Magma Design Automation Inc. All other product and company names are trademarks or registered trademarks of their respective companies.

FORWARD-LOOKING STATEMENTS:

Statements in this press release may be considered forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the possible exchange of Magma stock options and the convening of a special meeting of stockholders. Actual results may differ materially from those set forth in the forward-looking statements in this press release. Factors that could affect these forward-looking statements include those discussed in Magma’s reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Magma undertakes no duty to update these forward-looking statements.